EXHIBIT (21)



                           SUBSIDIARIES OF REGISTRANT



     The registrant has no "parent" as such as defined by the Securities Act of 1933, as amended. All subsidiaries of the Registrant are included in the consolidated financial statements:

                                             Percentage       Jurisdiction
                                                 of                of
                                             Ownership        Incorporation
                                             ---------        -------------
  Piedmont Trust Bank                           100%            Virginia
  Bank of Carroll                               100%            Virginia
  Bank of Ferrum                                100%            Virginia
  First Community Bank                          100%            Virginia
  The First Bank of Stuart                      100%            Virginia
  First Community Bank of Saltville             100%            Virginia